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                                     EXHIBIT 11.0


                               ALCIDE CORPORATION
                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

                                               For the Years Ended May 31,

                                             1995          1996        1997

Weighted average number of common shares
outstanding                                 2,662,357  2,623,355    2,578,945

Assuming exercise of options reduced by the
number of shares which could have been
purchased with the proceeds from exercise of
such options                                  103,605    208,733      204,119
                                           ----------  ---------    ---------
Weighted average common shares
outstanding and common share
equivalents                                 2,765,962  2,832,088    2,783,064
                                           ----------  ---------    ---------
                                           ----------  ---------    ---------

Net income per share                             $.60       $.82        $1.04
                                                 ----       ----        -----
                                                 ----       ----        -----


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